EXHIBIT 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent to the use of my name, the description of my agreement to join the Board of Directors of Thomas Properties Group, Inc. (the “Company”) upon the consummation of the Company’s initial public offering and the description of my background under the heading “Management” and elsewhere in the Company’s Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about April 12, 2004, and in all amendments or supplements thereto.

Dated April 12, 2004

/s/    EDWARD D. FOX

Edward Fox